UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒  Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

CopyTele, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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COPYTELE, INC.

900 Walt Whitman Road

Melville, NY  11747

SUPPLEMENT TO PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held on October 31, 2012

This proxy statement supplement, dated October 29, 2012 (“Supplement”), supplements the proxy statement (which we refer to as the “Proxy Statement”) filed with the U.S. Securities and Exchange Commission (the “SEC”) on September 21, 2012 relating to the annual meeting of stockholders of CopyTele, Inc., a Delaware corporation, to be held on Wednesday, October 31, 2012 at 10:30 a.m., local time, to be held at the Fox Hollow, Woodbury, New York. The purpose of this Supplement is (i) to notify stockholders of the postponement of the annual meeting to November 9, 2012 due to the severe weather that is expected to arrive in the New York area and (ii) to correct certain statements in the Proxy Statement with respect to broker discretion regarding Item 3 (regarding the increase of CopyTele’s authorized number of shares of common stock to 300,000,000 shares). Except as described in this Supplement, the information provided in the Proxy Statement continues to apply. To the extent that information in this Supplement differs from, conflicts with, or updates information contained in the Proxy Statement, the information in this Supplement is more current and shall prevail. This Supplement revises the Proxy Statement and should be read in conjunction with it. All capitalized terms used but not defined in this Supplement have the meanings ascribed to them in the Proxy Statement.

            Postponement of Annual Meeting Date

CopyTele announced on October 29, 2012 that it has postponed its 2012 Annual Meeting of Stockholders, previously scheduled on October 31, 2012, until Friday, November 9, 2012 at 10:30 a.m., local time, at the Fox Hollow, Woodbury, New York. The annual meeting has been postponed due to the severe weather that is expected to arrive in the New York area.

The record date for the 2012 Annual Meeting of Stockholders will remain September 10, 2012. Stockholders which have already cast votes for the 2012 Annual Meeting of Stockholders will not need to vote again unless they wish to change their votes.

            Amendment Regarding Item 3

            In the Proxy Statement, Item 3 (regarding the increase of CopyTele’s authorized number of shares of common stock to 300,000,000) was erroneously described as a “non-routine” matter on which banks, brokers and other nominees are not permitted to vote without stockholder instruction.  In order to clarify the status of Item 3 as a routine matter on which banks, brokers and other nominees are permitted to vote without stockholder instruction the following paragraph from pages 1 and 2 of the Proxy Statement is hereby modified as follows:

Quorum and Required Votes

To carry on the business of the Annual Meeting, we must have a quorum.  This means that at least a majority of the outstanding shares of Common Stock eligible to vote must be present at the Annual Meeting, either by proxy or in person.  Shares of Common Stock represented by a properly signed and returned proxy are considered present at the Annual Meeting for purposes of determining a quorum.  Abstentions and broker non-votes are counted as present at the Annual Meeting for determining whether we have a quorum.  A broker non-vote occurs when a broker returns a proxy but does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner.  With respect to broker non-votes, the shares will not be considered entitled to vote at the Annual Meeting on non-routine matters, such as the election of directors ~~and the proposal to increase the authorized Common Stock~~, which means your broker may not vote your shares on Item 1 ~~or Item 3~~ if you have not given your broker specific instructions as to how to vote.  Please be sure to give specific voting instructions to your broker so that your vote can be counted.

. . .

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote on such matter at the Annual Meeting is required for approval of the proposed amendment to the Company’s Certificate of Incorporation to increase the authorized Common Stock of the Company from 240,000,000 to 300,000,000 shares of Common Stock.  With respect to an abstention, the shares will be considered present and entitled to vote at the Annual Meeting and they will have the same effect as a vote against the matter.  ~~With respect to broker non-votes, the shares will not be considered entitled to vote at the Annual Meeting for such matter and they will have the same effect as a vote against the matter.~~

Important Information

CopyTele advises its stockholders to read the Proxy Statement, as amended and supplemented by this Supplement, because it contains important information. Stockholders may obtain a free copy of the Proxy Statement and other documents that CopyTele files with the SEC at the SEC’s website at www.sec.gov. The Proxy Statement and these other documents may also be obtained for free on CopyTele’s website http://www.copytele.com/investors or on the website provided by Broadridge https://materials.proxyvote.com/217721.